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                                                                EXHIBIT 10.39(a)


                                AMENDMENT NO. 1
                                       TO
                             VASTAR RESOURCES, INC.
                      EXECUTIVE SUPPLEMENTARY SAVINGS PLAN

     Pursuant to the resolutions adopted by the Board of Directors on December 5, 1996, the Vastar Resources, Inc. Executive Supplementary Savings Plan (the "Plan") is amended effective as of August 5, 1996.

Section 6 of the Plan is amended to read as follows:

     "Section 6.    Amount of Benefit

      6.1 The amount of an Employee's benefit for each Plan Year shall be equal to either:

                    (a) With respect to an Employee who makes the maximum permissible elective deferral under the Vastar Resources, Inc. Capital Accumulation Plan II during the Plan Year, an amount equal to the maximum percentage of the amount of such Employee's Base Pay that would have been contributed by the Company under the Vastar Resources, Inc. Capital Accumulation Plan II assuming that there were no limitations on such
               contributions   imposed   by Section 415 of the Code during the
               Plan Year; or

                     (b) With respect to an Employee who does not make the maximum permissible elective deferral under the Vastar Resources, Inc. Capital Accumulation Plan II during the Plan Year, an amount equal to the product of 1.6 times the amount of elective deferrals made by the Employee under the Vastar Resources, Inc. Capital Accumulation Plan II during the Plan Year."


     Executed this 18th day of December, 1996.


ATTEST:                            VASTAR RESOURCES, INC.




By:  /s/Jonathan D. Edelfelt       By:  /s/Jeffrey M. Bender
     -------------------------          ----------------------
     JONATHAN D. EDELFELT               JEFFREY M. BENDER
     Associate Secretary                Vice President
                                        Human Resources